Exhibit (c)(4)

Project Kinnick Weekly Special Committee Update October 19, 2020

Agenda / Topics for Discussion Discussion with Goldman Sachs Due Diligence Update Milliman Engagement Shareholder Review Additional Other Business 1 2 3 4 5 1

Milliman Engagement – Illustrative Timelines

Milliman believes it can complete a fully independent appraisal in four weeks if provided with proper access and information

Engage Milliman – Full Appraisal

- Milliman to produce full appraisal – results are fully independent
- Anticipated cost of ~$600,000



(Week of)
Oct. 19
Oct. 25
Nov. 2
Nov. 9
Nov. 16
December
Due Diligence / Valuation Work
Diligence
Valuation
Milliman
Prepare Milliman Appraisal
Negotiation
Milestones
Send Response to 9/4 Letter
Sign Definitive Agreement

Engage Milliman – Limited Scope

- Milliman to produce results reliant on FBL's internal projections
- Anticipated cost of ~$400,000



(Week of)
Oct. 19
Oct. 25
Nov. 2
Nov. 9
Nov. 16
December
Due Diligence / Valuation Work
Diligence
Valuation
Milliman
Prepare Milliman Results
Negotiation
Milestones
Send Response to 9/4 Letter
Sign Definitive Agreement

BARCLAYS

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Selected Precedent Minority - Stake Buy - ins: Life Insurers Timelines of Precedent Transactions Offer Offer to Offer to Actuarial Date Target Name Acquiror Name Response (days) Agreement (days) Appraisal 3/5/2008 Nationwide Financial Services Nationwide Mutual Insurance Company 77 141 P 2/22/2007 Great American Financial Resoruces Inc American Financial Group Inc 57 84 O 3/21/2006 Erie Family Life Insurance Erie Indemnity 29 64 O 3/27/2000 Hartford Life Hartford Financial Services Group 52 52 O ___________________________ Source: Company filings. 3

Summary Investor Inbounds

Summary of Investor Inquiries (Sorted by Frequency of Outreach)

Account	Representative	Type	Outreach Frequency	Discussion Topics: Bid Price	Timline / Process	Shareholder Rights / Litigation	Alternative Proposal
Schroders (UK)	Lin Yang	LO	3	✓	✓	-	-
Columbia	Jermy Javidi	LO	2	✓	-	-	✓
Fort Baker Capital	John Frank	Event-Driven	2	-	✓	-	-
Point72	Samir Khare[1]	HF	2	-	✓	-	-
Carlson Capital	Josh Wool[2]	HF	1	-	✓	✓	-
Milton Partners	David C. Pink	Event-Driven	1	-	-	-	-
Sinclair Capital	Araud Mishra	Event-Driven	1	✓	-	-	-
Capital Returns[3]	Ron Bobman	HF	1	-	✓	✓	-
Avatar Securities	Rick Bandazian	Prop-Trading	1	-	-	-	-
		Inst. Total	**14**	**3**	**5**	**2**	**1**
-	12 Investors	Individuals	16	5	4	4	1

Note: Excludes sell-side analyst feedback as well as reporter and Farm Bureau related inquiries. Frequency determined by number of outreaches (email or telephone) noted in the log.

1. *Formerly of Capital Returns.*
2. *Documented M&A activist (Packaging Corp. of America bid for Boise).*
3. *Documented M&A activist (Fed Nat, Watford Re).*

BARCLAYS

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Disclaimer The following pages contain material that was provided to the Board of Directors (the “Board”) of FBL Financial, Inc . (the “Company”) by Barclays Capital Inc . (“Barclays”) . The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays . The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof . These materials are being provided in connection with an actual engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays . Any estimates and projections contained herein have been prepared by management of the Company or were obtained from publicly available sources or are based upon such estimates and projections . With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company . The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future . The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials . Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays . These materials were not prepared to comply with the disclosure standards under state and federal securities laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board . These materials are not intended to provide the sole basis for evaluation of the proposed transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed transaction . Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non - financial services . In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments . These materials do not constitute nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any transaction described herein . Barclays Capital Inc . is the United States investment bank of Barclays Bank PLC . Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No . 122702 ) . Registered in England . Registered No . 1026167 . Registered office : 1 Churchill Place, London E 14 5 HP . Copyright Barclays Bank PLC, 2020 (all rights reserved) . 5